Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Morgan Stanley Reports Fourth Quarter and Full Year 2016:

●	Fourth Quarter Net Revenues of $9.0 Billion and Earnings per Diluted Share of $0.81
●	Fourth Quarter Results Reflect Continued Strength in Sales and Trading and M&A
●	Record Quarterly Wealth Management Net Revenues of $4.0 Billion; Pre-Tax Margin of 22%[1],[2]
●	Full Year Net Revenues of $34.6 Billion and Earnings per Diluted Share of $2.92

NEW YORK, January 17, 2017 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.0 billion for the fourth quarter ended December 31, 2016 compared with $7.7 billion a year ago.3  For the current quarter, net income applicable to Morgan Stanley was $1.7 billion, or $0.81 per diluted share,4 compared with income of $908 million, or $0.39 per diluted share,4 for the same period a year ago.3

The prior year quarter included DVA losses of $124 million.  Excluding DVA in the prior year quarter, net revenues were $7.9 billion and income applicable to Morgan Stanley was $986 million, or $0.43 per diluted share.5

Compensation expense of $4.1 billion increased from $3.7 billion a year ago6 primarily driven by higher revenues.  Non-compensation expenses of $2.7 billion compared with $2.6 billion a year ago.

The effective tax rate for the current quarter was 25.2%, which reflected net discrete tax benefits of $135 million primarily related to the remeasurement of reserves and related interest due to new information regarding the status of a multi-year tax authority examination.

The annualized return on average common equity was 8.7 percent in the current quarter.7

Fourth Quarter Business Overview

●	Institutional Securities net revenues were $4.6 billion reflecting strong results across our Sales and Trading franchise and continued strength in M&A advisory.
●	Wealth Management net revenues were $4.0 billion and pre-tax margin was 22%.[2] Fee-based asset flows for the quarter were $17.1 billion.
●	Investment Management reported net revenues of $500 million with assets under management or supervision of $417 billion.
James P. Gorman, Chairman and Chief Executive Officer, said, "Our quarterly results reflect consistent strong performance, while our annual results show meaningful earnings growth over 2015.  We reported solid results in Sales & Trading and Advisory, and record revenues in Wealth Management, while managing expenses prudently.  We are optimistic about opportunities in 2017 and beyond and remain focused on serving our clients and achieving our strategic objectives."

FOURTH QUARTER RESULTS

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA[8]
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
4Q 2016(a)	$4,614	$1,326	*	*
3Q 2016(a)	$4,553	$1,383	*	*
4Q 2015	$3,419	$548	$3,543	$672

a)
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires changes in DVA to be presented in other comprehensive income as opposed to net revenues.  Results for 2015 were not restated pursuant to this guidance, and as such, 4Q 2015 is the only period where net revenues and pre-tax income are adjusted for the impact of DVA.[3]

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.3 billion compared with pre-tax income of $548 million a year ago, or $672 million excluding DVA.3,8  Net revenues for the current quarter were $4.6 billion compared with $3.4 billion a year ago, or $3.5 billion excluding DVA.3,8 The following discussion for sales and trading excludes DVA from the prior year period.

●
Advisory revenues of $628 million increased from $516 million a year ago on higher levels of completed M&A activity.  Equity underwriting revenues of $225 million decreased from $352 million in the prior year quarter on lower IPO market volumes.  Fixed income underwriting revenues of $421 million increased from $346 million in the prior year quarter driven primarily by higher non-investment grade loan and bond fees.

●	Sales and Trading net revenues of $3.2 billion increased from $2.3 billion a year ago:[3],9

-	Equity sales and trading net revenues of $2.0 billion increased from $1.8 billion a year ago reflecting solid results across products and regions, with particular strength in derivatives.[3],[9]
-
Fixed Income sales and trading net revenues of $1.5 billion increased from $550 million a year ago reflecting higher results across products on improved market conditions compared with the prior year period.[3],[9]

-
Other sales and trading net losses of $234 million compared with losses of $103 million a year ago primarily reflecting higher costs associated with the Firm's funding and liquidity and lower revenues associated with corporate loan hedging activity.

●	Other revenues of $150 million increased from $31 million a year ago reflecting mark-to-market gains associated with held for sale corporate loans.
●
Compensation expense of $1.6 billion increased from $1.2 billion a year ago[6] on higher revenues.  Non-compensation expenses of $1.7 billion for the current quarter increased from $1.6 billion a year ago primarily reflecting higher litigation costs, partly offset by continued expense discipline.

Morgan Stanley's average trading Value-at-Risk (VaR) measured at the 95% confidence level was $39 million compared with $42 million from the third quarter of 2016 and $46 million in the fourth quarter of the prior year.10

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
4Q 2016	$3,990	$891
3Q 2016	$3,881	$901
4Q 2015	$3,751	$768

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $891 million compared with $768 million in the fourth quarter of last year.  The quarter's pre-tax margin was 22%.2  Net revenues for the current quarter were $4.0 billion compared with $3.8 billion a year ago.

●	Asset management fee revenues of $2.2 billion increased from $2.1 billion a year ago reflecting market appreciation and positive flows.
●
Transactional revenues[11] of $774 million decreased from $861 million a year ago.  Results for the current period reflect lower commissions and lower revenues related to investments associated with certain employee deferred compensation plans.

●
Net interest income of $984 million increased from $779 million a year ago principally driven by higher deposit and loan balances.  Wealth Management client liabilities were $73 billion at quarter end, an increase of $9 billion compared with the prior year quarter.[12]

●
Compensation expense for the current quarter of $2.2 billion increased from $2.1 billion a year ago[6] driven by higher revenues, partially offset by a decrease in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $876 million increased from $837 million a year ago reflecting a provision in connection with certain brokerage tax reporting issues that are being addressed, partly offset by lower professional services costs.

Total client assets for the quarter were $2.1 trillion and client assets in fee-based accounts were $877 billion at quarter end.  Fee-based asset flows for the quarter were $17.1 billion.

Wealth Management representatives of 15,763 produced average annualized revenue per representative above $1.0 million in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
4Q 2016	$500	$28
3Q 2016	$552	$97
4Q 2015	$621	$123

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $28 million compared with $123 million in the fourth quarter of last year.
●
Net revenues of $500 million decreased from $621 million in the prior year, reflecting losses of approximately $60 million on sales and markdowns of legacy LP investments in third party sponsored funds in the current quarter compared with investment gains in the prior year period.  Asset management fees were essentially unchanged from a year ago.

●
Compensation expense for the current quarter of $249 million decreased from $278 million a year ago[6] principally due to a decrease in deferred compensation associated with carried interest. Non-compensation expenses of $223 million were relatively unchanged from a year ago.

●	Assets under management or supervision at December 31, 2016 were $417 billion.

FULL YEAR RESULTS

Full year net revenues were $34.6 billion compared with $35.2 billion a year ago.3  Net income applicable to Morgan Stanley for the current year was $6.0 billion, or $2.92 per diluted share,4 compared with net income of $6.1 billion, or $2.90 per diluted share,4 a year ago.3

Excluding DVA revenues of $618 million in the prior year, net revenues were $34.5 billion and income applicable to Morgan Stanley was $5.7 billion, or $2.70 per diluted share.5  The prior year also included approximately $564 million, or $0.29 per diluted share, of net discrete tax benefits.13

The Firm's compensation expense of $15.9 billion for the current year decreased from $16.0 billion a year ago.6  Non-compensation expenses of $9.9 billion decreased from $10.6 billion a year ago driven by lower litigation costs and expense management.

The effective tax rate from continuing operations for the full year was 30.8%.

The return on average common equity was 8.0 percent for the full year ended 2016.7

Summary of Segment Results
(dollars in millions)

	As Reported				Excluding DVA[8]
	Net		Pre-Tax		Net		Pre-Tax
	Revenues		Income		Revenues		Income
	FY 2016	FY 2015	FY 2016	FY 2015	FY 2016 (a)	FY 2015	FY 2016 (a)	FY 2015
Institutional Securities	$17,459	$17,953	$5,123	$4,671	*	$17,335	*	$4,053
Wealth Management	$15,350	$15,100	$3,437	$3,332	*	*	*	*
Investment Management	$2,112	$2,315	$287	$492	*	*	*	*

a)
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires changes in DVA to be presented in other comprehensive income as opposed to net revenues.  Results for 2015 were not restated pursuant to this guidance, and as such, full year 2015 net revenues and pre-tax income for the Institutional Securities segment are adjusted for the impact of DVA.[3]

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $5.1 billion compared with $4.7 billion a year ago, or $4.1 billion excluding DVA.3,8  Net revenues for the current year were $17.5 billion compared with $18.0 billion a year ago, or $17.3 billion excluding DVA.3,8  Compensation expense of $6.3 billion decreased from $6.5 billion a year ago6 reflecting continued disciplined compensation management.  The compensation to net revenue ratio for the current year was 36%.14  Non-compensation expenses of $6.1 billion decreased from $6.8 billion a year ago primarily driven by lower litigation costs and expense management.

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $3.4 billion compared with $3.3 billion a year ago.  Net revenues for the current year were $15.4 billion compared with $15.1 billion a year ago.  The year's pre-tax margin was 22%.2  Compensation expense was $8.7 billion compared with $8.6 billion a year ago.6  Non-compensation expenses of $3.2 billion for the current year were relatively unchanged from a year ago.

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $287 million compared with $492 million a year ago.  Net revenues of $2.1 billion decreased from $2.3 billion a year ago.  Compensation expense was $937 million compared with $954 million a year ago.6  Non-compensation expenses of $888 million compared with $869 million a year ago.

CAPITAL

As of December 31, 2016, the Firm's Common Equity Tier 1 and Tier 1 risk-based capital ratios under Advanced Approach transitional provisions were approximately 16.8% and 19.0%, respectively.15

As of December 31, 2016, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Advanced Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 15.8% and 6.3%, respectively.15,16,17

At December 31, 2016, book value and tangible book value per common share were $36.99 and $31.98,18 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

During the quarter ended December 31, 2016, the Firm repurchased approximately $1.0 billion of its common stock or approximately 27 million shares.  During the year ended December 31, 2016, the Firm repurchased $3.5 billion of its common stock or approximately 117 million shares compared with $2.1 billion of its common stock or approximately 59 million shares during the year ended December 31, 2015.

The Board of Directors declared a $0.20 quarterly dividend per share, payable on February 15, 2017 to common shareholders of record on January 31, 2017.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 42 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #
(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A in the Firm's Annual Report on Form 10-K for the year ended December 31, 2015 and other items throughout the Form 10-K, the Firm's Quarterly Reports on Form 10-Q and the Firm's Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain "non-GAAP financial measures" in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
2 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.
3 Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley's debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in Other comprehensive income as opposed to net revenues and net income.  Results for 2015 are not restated pursuant to that guidance.
4 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the fourth quarter of 2016 and 2015 of approximately $157 million and $155 million, respectively.  Includes preferred dividends and other adjustments related to the calculation of earnings per share for the years ended 2016 and 2015 of approximately $471 million and $456 million, respectively.  Refer to page 13 of Morgan Stanley's Financial Supplement accompanying this release for the calculation of earnings per share.
5 Excluding DVA from net revenues, net income applicable to Morgan Stanley and earnings (loss) per diluted share amounts are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of net revenues, net income (loss) applicable to Morgan Stanley and earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a U.S. GAAP to non-GAAP basis is as follows (Net revenues, net income (loss) reconciliation and average diluted shares are presented in millions – also see footnote 3):
	4Q 2015	FY 2015
Net revenues - U.S. GAAP	$7,738	$35,155
DVA impact	$(124)	$618
Net revenues - Non-GAAP	$7,862	$34,537

Net income (loss) applicable to MS - U.S. GAAP	$908	$6,127
DVA impact	$(78)	$399
Net income (loss) applicable to MS - Non-GAAP	$986	$5,728

Earnings (loss) per diluted share - U.S. GAAP	$0.39	$2.90
DVA impact	$(0.04)	$0.20
Earnings (loss) per diluted share - Non-GAAP	$0.43	$2.70

Average diluted shares - U.S. GAAP	1,939	1,953

6 The fourth quarter of 2015 included severance expense of $155 million associated with the Firm's restructuring actions, which was recorded in the business segments as follows:  Institutional Securities: $125 million, Wealth Management: $20 million and Investment Management: $10 million.
7 Annualized return on average common equity and return on average common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of return on average common equity uses annualized net income for the quarter or full year net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.
8 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a U.S. GAAP to non-GAAP basis is as follows (amounts are presented in millions - also see footnote 3):

	4Q2015	FY 2015
Net revenues - U.S. GAAP	$3,419	$17,953
DVA impact	$(124)	$618
Net revenues - Non-GAAP	$3,543	$17,335

Pre-tax income (loss) - U.S. GAAP	$548	$4,671
DVA impact	$(124)	$618
Pre-tax income (loss) - Non-GAAP	$672	$4,053

9 Sales and trading net revenues, including Fixed Income and Equity sales and trading net revenues excluding DVA are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including Fixed Income and Equity sales and trading net revenues from a U.S. GAAP to non-GAAP basis is as follows (amounts are presented in millions – also see footnote 3):

	4Q 2015	FY 2015
Sales & Trading - U.S. GAAP	$2,141	$12,450
DVA impact	$(124)	$618
Sales & Trading - Non-GAAP	$2,265	$11,832

Fixed Income Sales & Trading - U.S. GAAP	$460	$4,758
DVA impact	$(90)	$455
Fixed Income Sales & Trading - Non-GAAP	$550	$4,303

Equity Sales & Trading - U.S. GAAP	$1,784	$8,288
DVA impact	$(34)	$163
Equity Sales & Trading - Non-GAAP	$1,818	$8,125
10 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm's trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm's VaR methodology is disclosed in Part II, Item 7A "Quantitative and Qualitative Disclosures about Market Risk" included in the Annual Report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K).  Refer to page 6 of Morgan Stanley's Financial Supplement accompanying this release for the VaR disclosure.
11 Transactional revenues include investment banking, trading, and commissions and fee revenues.
12 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.

13 The impact to earnings per diluted share is calculated by dividing each of the net discrete tax benefit and the net after-tax impact of DVA by the average number of shares outstanding of approximately 2.0 billion.
14 Institutional Securities full year 2016 compensation ratio of 36% is calculated based on compensation expense of $6,275 million divided by net revenues of $17,459 million.
15 The Firm's binding risk-based capital ratios for regulatory purposes are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the "Standardized Approach"); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the "Advanced Approach").  At December 31, 2016, the binding ratio is based on the Advanced Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 "Liquidity and Capital Resources - Regulatory Requirements" in the Firm's 2015 10-K and Part I, Item 2 "Liquidity and Capital Resources – Regulatory Requirements" in the Firm's 10-Q for the quarter ended September 30, 2016.
16 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.
17 The Firm is required to disclose information related to its supplementary leverage ratio, which through to the end of 2017 will include the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm's pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $66.4 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.06 trillion. The Firm's estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm's supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See "Risk Factors" in Part I, Item 1A in the 2015 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.
18 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2016	Sept 30, 2016	Dec 31, 2015	Sept 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015	Change
Net revenues
Institutional Securities	$4,614	$4,553	$3,419	1%	35%	$17,459	$17,953	(3%)
Wealth Management	3,990	3,881	3,751	3%	6%	15,350	15,100	2%
Investment Management	500	552	621	(9%)	(19%)	2,112	2,315	(9%)
Intersegment Eliminations	(83)	(77)	(53)	(8%)	(57%)	(290)	(213)	(36%)
Net revenues	$9,021	$8,909	$7,738	1%	17%	$34,631	$35,155	(1%)

Income (loss) from continuing operations before tax
Institutional Securities	$1,326	$1,383	$548	(4%)	142%	$5,123	$4,671	10%
Wealth Management	891	901	768	(1%)	16%	3,437	3,332	3%
Investment Management	28	97	123	(71%)	(77%)	287	492	(42%)
Intersegment Eliminations	1	0	0	*	*	1	0	*
Income (loss) from continuing operations before tax	$2,246	$2,381	$1,439	(6%)	56%	$8,848	$8,495	4%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,104	$966	$341	14%	*	$3,649	$3,696	(1%)
Wealth Management	531	564	480	(6%)	11%	2,104	2,085	1%
Investment Management	30	67	87	(55%)	(66%)	225	346	(35%)
Intersegment Eliminations	1	0	0	*	*	1	0	*
Net Income (loss) applicable to Morgan Stanley	$1,666	$1,597	$908	4%	83%	$5,979	$6,127	(2%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,509	$1,518	$753	(1%)	100%	$5,508	$5,671	(3%)

Financial Metrics:

Earnings per diluted share	$0.81	$0.81	$0.39	--	108%	$2.92	$2.90	1%
Earnings per diluted share excluding DVA	$0.81	$0.81	$0.43	--	88%	$2.92	$2.70	8%

Return on average common equity	8.7%	8.7%	4.4%			8.0%	8.5%
Return on average common equity excluding DVA	8.7%	8.7%	4.9%			8.0%	7.8%

Notes:	-
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in other comprehensive income as opposed to net revenues and net income.  This change is reflected in the consolidated results and the Institutional Securities segment for 2016.  Results for 2015 were not restated pursuant to this guidance.

-
Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2016	Sept 30, 2016	Dec 31, 2015	Sept 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015	Change
Revenues:
Investment banking	$1,377	$1,225	$1,310	12%	5%	$4,933	$5,594	(12%)
Trading	2,789	2,609	1,465	7%	90%	10,209	10,114	1%
Investments	(19)	87	133	*	*	160	541	(70%)
Commissions and fees	1,043	991	1,095	5%	(5%)	4,109	4,554	(10%)
Asset management, distribution and admin. fees	2,754	2,686	2,611	3%	5%	10,697	10,766	(1%)
Other	194	308	87	(37%)	123%	825	493	67%
Total non-interest revenues	8,138	7,906	6,701	3%	21%	30,933	32,062	(4%)

Interest income	1,868	1,734	1,514	8%	23%	7,016	5,835	20%
Interest expense	985	731	477	35%	106%	3,318	2,742	21%
Net interest	883	1,003	1,037	(12%)	(15%)	3,698	3,093	20%
Net revenues	9,021	8,909	7,738	1%	17%	34,631	35,155	(1%)
Non-interest expenses:
Compensation and benefits	4,083	4,097	3,650	--	12%	15,878	16,016	(1%)

Non-compensation expenses:
Occupancy and equipment	311	339	348	(8%)	(11%)	1,308	1,382	(5%)
Brokerage, clearing and exchange fees	480	491	457	(2%)	5%	1,920	1,892	1%
Information processing and communications	460	456	467	1%	(1%)	1,787	1,767	1%
Marketing and business development	169	130	194	30%	(13%)	587	681	(14%)
Professional services	578	489	638	18%	(9%)	2,128	2,298	(7%)
Other	694	526	545	32%	27%	2,175	2,624	(17%)
Total non-compensation expenses	2,692	2,431	2,649	11%	2%	9,905	10,644	(7%)

Total non-interest expenses	6,775	6,528	6,299	4%	8%	25,783	26,660	(3%)

Income (loss) from continuing operations before taxes	2,246	2,381	1,439	(6%)	56%	8,848	8,495	4%
Income tax provision / (benefit) from continuing operations	566	749	496	(24%)	14%	2,726	2,200	24%
Income (loss) from continuing operations	1,680	1,632	943	3%	78%	6,122	6,295	(3%)
Gain (loss) from discontinued operations after tax	0	8	(7)	*	*	1	(16)	*
Net income (loss)	$1,680	$1,640	$936	2%	79%	$6,123	$6,279	(2%)
Net income applicable to nonredeemable noncontrolling interests	14	43	28	(67%)	(50%)	144	152	(5%)
Net income (loss) applicable to Morgan Stanley	1,666	1,597	908	4%	83%	5,979	6,127	(2%)
Preferred stock dividend / Other	157	79	155	99%	1%	471	456	3%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,509	$1,518	$753	(1%)	100%	$5,508	$5,671	(3%)

Pre-tax profit margin	25%	27%	19%			26%	24%
Compensation and benefits as a % of net revenues	45%	46%	47%			46%	46%
Non-compensation expenses as a % of net revenues	30%	27%	34%			29%	30%
Effective tax rate from continuing operations	25.2%	31.5%	34.5%			30.8%	25.9%

Notes:	-	Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14 - 16 from the Financial Supplement for additional information.

Earnings Per Share Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2016	Sept 30, 2016	Dec 31, 2015	Sept 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015	Change

Income (loss) from continuing operations	$1,680	$1,632	$943	3%	78%	$6,122	$6,295	(3%)
Net income applicable to nonredeemable noncontrolling interests	14	43	28	(67%)	(50%)	144	152	(5%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,666	1,589	915	5%	82%	5,978	6,143	(3%)
Less: Preferred Dividends and allocation of earnings to Participating Restricted Stock Units	157	79	155	99%	1%	471	456	3%
Income (loss) from continuing operations applicable to Morgan Stanley common shareholders	1,509	1,510	760	--	99%	5,507	5,687	(3%)

Gain (loss) from discontinued operations after tax	0	8	(7)	*	*	1	(16)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	0	8	(7)	*	*	1	(16)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,509	$1,518	$753	(1%)	100%	$5,508	$5,671	(3%)

Average basic common shares outstanding (millions)	1,806	1,838	1,889	(2%)	(4%)	1,849	1,909	(3%)

Earnings per basic share:
Income from continuing operations	$0.84	$0.82	$0.40	2%	110%	$2.98	$2.98	--
Discontinued operations	$-	$0.01	$-	*	--	$-	$(0.01)	*
Earnings per basic share	$0.84	$0.83	$0.40	1%	110%	$2.98	$2.97	--

Average diluted common shares outstanding and common stock equivalents (millions)	1,853	1,879	1,939	(1%)	(4%)	1,887	1,953	(3%)

Earnings per diluted share:
Income from continuing operations	$0.81	$0.80	$0.39	1%	108%	$2.92	$2.91	--
Discontinued operations	$-	$0.01	$-	*	--	$-	$(0.01)	*
Earnings per diluted share	$0.81	$0.81	$0.39	--	108%	$2.92	$2.90	1%

Notes:	-	Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definitions of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.